UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 12, 2016

CÜR MEDIA, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-183760	99-0375741
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2217 New London Turnpike

South Glastonbury, CT 06073

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (860) 430-1520

N/A

(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 12, 2016, James Urie resigned as Executive Chairman of the Board of Directors (the "Board") of CÜR Media, Inc. ("we," "us," "our," or the "Company), thereby reducing our Board from three to two members. He also resigned as our Interim President and Interim Chief Executive Officer as of such date. As a result of his resignation, Mr. Urie has relinquished his role as the Company's "Principal Executive Officer" for Securities and Exchange Commission ("SEC") reporting purposes. Mr. Urie's resignation was not the result of a disagreement with us on any matter relating to our operations, policies, or practices.

On August 16, 2016, we terminated Kelly Sardo as our Chief Financial Officer and Treasurer. As a result of her termination as Chief Financial Officer and Treasurer, Ms. Sardo no longer serves as the Company's "Principal Financial and Accounting Officer" for SEC reporting purposes. At this time, Ms. Sardo continues to serve as our Secretary.

In addition, on August 16, 2016, William Campbell was terminated as our Chief Strategy Officer. Mr. Campbell continues to serve as a member of our Board.

Further, on August 16, 2016, we terminated John Egazarian as our Chief Operating Officer, Michael Betts as our Chief Technology Officer, J.P. Lespinasse as our Chief Marketing Officer and Joseph LaPlante as our Chief Content Officer.

Item 8.01. Other Events.

As previously reported, we have been actively seeking sources of equity or debt financing to support our operations. To date, our efforts have not been successful, and we currently do not have sufficient cash to meet our operating needs. On August 16, 2016, we were forced to lay off all of our employees.

Going forward, we intend to seek, investigate and, if such investigation warrants, engage in a business transaction that presents an opportunity for our securityholders. No specific transaction has been definitively identified, and there is no certainty that any such transaction will be identified, or consummated. If a business transaction is not consummated, we will need to cease operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CÜR MEDIA, INC.

Date: August 18, 2016	By:	/s/ Kelly Sardo
	Name:	Kelly Sardo
	Title:	Secretary

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